EXHIBIT 99.1
DOR BioPharma, Inc.
850 Bear Tavern Road, Suite 201
Ewing, NJ 08628
www.dorbiopharma.com

DOR BioPharma Reports 3rd Quarter 2008 Financial Results

DOR Begins Generating Revenue from Named Patient Sales of orBec®

EWING, NJ – November 14, 2008 - DOR BioPharma, Inc. (OTCBB: DORB) (DOR or the Company), a late-stage biopharmaceutical company developing products to treat the life-threatening side effects of cancer treatments and serious gastrointestinal diseases, and vaccines against certain bioterrorism agents, today announced its financial results for the third quarter ended September 30, 2008.

Revenues for the third quarter of 2008 were approximately $0.6 million compared to $0.4 million in the third quarter of 2007. For the nine months ended September 30, 2008 revenue was $1.8 million for 2008, compared with $0.9 million for the same period in 2007. The increase was primarily attributed to the continued achievement of milestones in the development of the Company’s RiVaxTM vaccine pursuant to its second National Institute of Allergy and Infectious Diseases (NIAID) grant.

The Company’s net loss for the third quarter of 2008 was approximately $0.5 million, or $0.005 per share, compared to $1.2 million, or $0.01 per share, for the third quarter of 2007. For the nine months ended September 30, 2008 the net loss was $3.1 million, or $0.03 per share, compared with $5.0 million, or $0.06 per share, for the same period in 2007. This decrease in the net loss is primarily attributed to higher costs in 2007 associated with regulatory and consultant expenses in connection with the New Drug Application (NDA) for orBec® (oral beclomethasone dipropionate) in the treatment of gastrointestinal Graft-versus-Host disease (GI GVHD), and the Company’s continued reduction in general and administrative expenses.

Research and development expenses in the third quarter of 2008 were approximately $0.1 million, compared with $0.6 million for the third quarter of 2007. For the nine months ended September 30, 2008 research and development expenses were $1.4 million compared with $2.6 million for the same period in 2007. Third quarter research and development expenses were primarily related to regulatory activities relating to the design of the upcoming confirmatory Phase 3 clinical trial for orBec® in the treatment of GI GVHD.

General and administrative expenses for the third quarter of 2008 were approximately $0.4 million, compared with approximately $0.5 million for the third quarter of 2007. For the nine months ended September 30, 2008, general and administrative expenses were $1.8 million for 2008, compared with $2.2 million for the same period in 2007. The decrease was attributed to reduction in overhead expenditures in 2008, as well as a $0.3 million non-cash charge from a dilution event that was expensed in 2007. Stock option expense for the nine months ended September 30, 2008, was $0.2 million, compared with $0.5 million for the same period in 2007.

“The third quarter was a productive one for DOR,” stated Christopher J. Schaber, PhD, President and CEO of DOR.  “We were particularly pleased with recent FDA agreement on our proposed primary endpoint of ‘treatment failure rate at Day 80,’ and on key study design components of our Phase 3 study with orBec® in GI GVHD, as this gives us added confidence in the trial’s probability of success.  We are also excited to be able to initiate sales of orBec® under named patient access programs in many parts of the world and to begin generating revenue from these programs.”

DOR’s Recent and Third Quarter 2008 Events:

On November 10, 2008, DOR announced that that at a recent meeting, the US Food and Drug Administration (FDA) and DOR have agreed to the key clinical study design components of a confirmatory Phase 3 study evaluating orBec® for the treatment of acute gastrointestinal GI GVHD.

On November 5, 2008, DOR announced that Christopher J. Schaber, PhD, President and Chief Executive Officer of DOR, would be making a corporate presentation at the Rodman & Renshaw 10th Annual Healthcare Conference on November 10, 2008.  A replay of this presentation can be accessed at www.dorbiopharma.com.

On October 30, 2008, DOR announced that it expanded its collaboration with BurnsAdler Pharmaceuticals, Inc. (BurnsAdler), as DOR’s distributor of orBec® to patients suffering from GI GVHD in Canada via the Special Access Programme. BurnsAdler is a specialty pharmaceutical company based in North Carolina that is also collaborating with DOR in Latin America.

On September 17, 2008, DOR announced the formation of a European Medical Advisory Board to provide medical/clinical strategic guidance to the Company as it relates to the ongoing development of orBec® for the treatment of GI GVHD.

On September 15, 2008, DOR announced that the second summary of clinical trials of its drug orBec® (oral beclomethasone dipropionate) for the treatment of GI GVHD had been published in the September issue of the peer-reviewed medical journal Expert Opinion on Investigational Drugs. The publication, “Oral Beclomethasone Dipropionate, a Topically Active Corticosteroid for Treatment of Gastrointestinal Graft-vs.-Host-Disease,” was authored by María Díez-Campelo, Fermín M Sánchez-Guijo & José A Pérez Simón of the University Hospital of Salamanca, Spain.

On September 10, 2008, DOR announced that it entered into a collaboration with BurnsAdler Pharmaceuticals, Inc., a specialty pharmaceutical company based in North Carolina, under which BurnsAdler would act as DOR’s distributor of a Named Patient Access Program (NPAP) for orBec® to patients suffering from acute GI GVHD in all countries within Central America, South America and the Caribbean (Latin America).

On August 27, 2008, DOR announced that it entered into a collaboration with Pacific Healthcare Thailand Co., Ltd., a specialty pharmaceutical company based in Bangkok, under which Pacific would act as DOR’s Sponsor to administer a NPAP for orBec® to patients suffering from acute GI GVHD in Thailand as well as other Association of Southeast Asian Nations (ASEAN) member countries including Brunei, Cambodia, Indonesia, Laos, Myanmar, Philippines and Vietnam.

On July 18, 2008, DOR announced that it had entered into a collaboration with Steward Cross Pte Ltd., a specialty pharmaceutical company based in Singapore, under which Steward Cross would act as DOR’s Sponsor with regard to the administration of a NPAP for orBec® to patients suffering from acute GI GVHD in Singapore and Malaysia.

On July 15, 2008, DOR executed a definitive collaborative agreement with IDIS Limited for the supply and distribution within the European Union of the Company’s investigational drug orBec® for the treatment of GI GVHD via a NPAP.

On August 7, 2008, DOR announced that one of its academic development partners, the University of Texas Southwestern Medical Center, initiated a second human clinical trial of RiVax™, DOR’s proprietary vaccine against ricin toxin, in healthy volunteers.

About DOR BioPharma, Inc.

DOR BioPharma, Inc. (DOR), headquartered in Ewing, New Jersey, is a late-stage biopharmaceutical company developing products to treat life-threatening side effects of cancer treatments and serious gastrointestinal diseases, and vaccines for certain bioterrorism agents. DOR’s lead product, orBec® (oral beclomethasone dipropionate or BDP), is a potent, locally acting corticosteroid being developed for the treatment of gastrointestinal Graft-versus-Host disease (GI GVHD), a common and potentially life-threatening complication of hematopoietic cell transplantation.

DOR maintains two business segments: BioTherapeutics and BioDefense. DOR’s business strategy is to (a) work with the FDA on the design of a confirmatory Phase 3 clinical trial in GI GVHD; (b) make orBec® available worldwide through named patient access programs for the treatment of GI GVHD; (c) explore acquisition strategies under which the Company may be acquired by another company with oncologic or GI symmetry; (d) identify a development and/or marketing partner for orBec® for territories both inside and outside of the US; (e) conduct a Phase 2 clinical trial of orBec® for the prevention of GVHD; (f) evaluate and initiate additional clinical trials to explore the effectiveness of oral BDP in other therapeutic indications involving inflammatory conditions of the GI tract such as chronic GVHD, radiation enteritis, radiation injury and Crohn’s disease; (g) reinitiate development and manufacturing of its other biotherapeutics products, namely LPM™ Leuprolide; (h) continue to secure additional government funding for each of its biodefense programs, RiVax™ and BT-VACC™, through grants, contracts and procurements; (i) convert its biodefense vaccine programs from early stage development to advanced development and manufacturing with the potential to collaborate and/or partner with other companies in the biodefense area; and (i) acquire or in-license new clinical-stage compounds for development.

For further information regarding DOR BioPharma, Inc., please visit the Company's website at www.dorbiopharma.com.

This press release contains forward-looking statements that reflect DOR BioPharma, Inc.'s current expectations about its future results, performance, prospects and opportunities. Statements that are not historical facts, such as "anticipates," "believes," "intends," or similar expressions, are forward-looking statements. These statements are subject to a number of risks, uncertainties and other factors that could cause actual events or results in future periods to differ materially from what is expressed in, or implied by, these statements. DOR cannot assure you that it will be able to successfully develop or commercialize products based on its technology, including orBec®, particularly in light of the significant uncertainty inherent in developing vaccines against bioterror threats, manufacturing and conducting preclinical and clinical trials of vaccines, and obtaining regulatory approvals, that its cash expenditures will not exceed projected levels, that it will be able to secure partnerships or obtain financing within the next six months to meet operating expenses and to conduct its upcoming confirmatory Phase 3 trial of orBec®, that product development and commercialization efforts will not be reduced or discontinued due to difficulties or delays in clinical trials or due to lack of progress or positive results from research and development efforts, that it will be able to successfully obtain any further grants and awards, maintain its existing grants which are subject to performance, enter into any biodefense procurement contracts with the US Government or other countries, that the US Congress may not pass any legislation that would provide additional funding for the Project BioShield program, that it will be able to patent, register or protect its technology from challenge and products from competition or maintain or expand its license agreements with its current licensors, or that its business strategy will be successful. Important factors which may affect the future use of orBec® for gastrointestinal GVHD include the risks that: the FDA's requirement that DOR conduct additional clinical trials to demonstrate the safety and efficacy of orBec® will take a significant amount of time and money to complete and positive results leading to regulatory approval cannot be assumed; DOR is dependent on the expertise, effort, priorities and contractual obligations of third parties in the clinical trials, manufacturing, marketing, sales and distribution of its products; orBec® may not gain market acceptance if it is eventually approved by the FDA; and others may develop technologies or products superior to orBec®. These and other factors are described from time to time in filings with the Securities and Exchange Commission, including, but not limited to, DOR's most recent reports on Forms 10-Q and 10-KSB. Unless required by law, DOR assumes no obligation to update or revise any forward-looking statements as a result of new information, future events.

Company Contact:
Evan Myrianthopoulos
Chief Financial Officer
(609) 538-8200
www.dorbiopharma.com